ASSET PURCHASE AGREEMENT



     This agreement is made as of the 10th day of July, 1995 by and between Hughes Resources, Inc., a publicly held and traded corporation, hereinafter "HRI" and Top Drilling, Inc., acting by and through its duly authorized officers, hereinafter, "Top".

                                   WITNESSETH

     WHEREAS, Top is a corporation in good standing with the State of Nevada, its State of Incorporation; and

     WHEREAS, Top is desirous of selling certain of its' assets, and

     WHEREAS, HRI is a Nevada Corporation, is publicly traded and a market for its; common stock is made on the NASDAQ system and the Boston Stock Exchange, and

     WHEREAS, HRI is acting by and through its' duly authorized President, James
R. Ray ("Ray"), and is desirous of purchasing certain assets of Top.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of such is mutually acknowledged and accepted by the parties, it is agreed, covenanted and warranted as follows:

     THAT

     1. Top owns free and clear of any liens or encumbrances certain oil and gas drilling equipment, as set forth on Exhibit "A" attached hereto and made a part hereof and real property as more fully set forth in the warranty deeds attached and made hereof as Exhibit "B". The real property is located in Ritchie County in the State of West Virginia. Except as noted in Paragraph 6.

     2. Top covenants and warrants that it has valid and existing contracts for the drilling of oil and gas wells in Lewis County, In the State of West Virginia said contracts are attached hereto as Exhibit "C" and made a part hereof.

     3. Top covenants and warrants that the contracts set forth in Exhibit "C" are fully transferable without penalty and on the same conditions as stated therein, and that there are no known of unknown breaches or challenges to the contracts set forth in Exhibit "C".

     4. Top covenants and warrants that it has done its due diligence and that the parties to the contracts set forth in Exhibit "C" can perform the obligations set forth for each party to the drilling contracts.

     5. Top covenants and warrants that it has and is complying with all county, state and federal regulations pertaining to the equipment, real estate and drilling contracts, including but not limited to, OSHA requirements and environmental rules and regulations currently in existence and that all real and personal property taxes are currently assessed have been paid.

     6. Top covenants and warrants that it has good and defensible legal title to the real property set forth in Exhibit "B", and that valid and current title opinions have or will be obtained prior to the closing date as set forth herein; such title is subject to a lien of an undetermined amount filed in Ritchie County, West Virginia.

     7. That the officers of Top whose, signature appears below have full right and authority to act on behalf of Top and to bind it Top, to the covenants contained herein.

     8. HRI covenants and warrants that it is a corporation in good standing with all necessary permits to act as a publicly traded corporation, and that it has no knowledge of any contest of impediment to its preferred stock being issued in consideration for the purchase of assets as set forth herein, a specimen copy of said preferred stock and its implementing corporate documents are attached hereto as Exhibit "D".

     9. That HRI covenant and warrants that it is duly authorized to transfer two million five hundred thousand dollars ($2,50,000) of its Series C Preferred Stock and five hundred thousand dollars ($500,000) of its Series D Preferred Stock subject to the appropriate parameters of ownership for each class of stock as shown on Exhibit "D" attached to and incorporated into this agreement, the acquisition and purchase of the assets set forth in this agreement as full and total consideration for the sale of these assets by Top.

     10. That HRI has no knowledge of any contest or impediment pertaining to the shares to be issued for the purchase of the Top assets described herein.

     11. The Boards of Directors of Top and HRI have made an independent valuation of the assets described in this agreement and attached hereto, and that the assets being purchased have fair market value at least equal to the stated consideration for the purchase.

     12. HRI agrees to prepare corporate documentation including, but not limited to, appropriate corporate resolutions and filings, if necessary, with the appropriate agencies concerned with public securities transactions for the transfer of its common stock as set forth herein as the total consideration for the assets being sold by TOP.

     13. The closing date for the purchase and sale of the assets will be no later than the 31st day of July, 1995; unless mutually extended in writing by both TOP and HRI.

     In Witness whereof the parties have executed the Agreement as of the date first stated above.



ATTEST                                    HUGHES RESOURCES, INC.



__________________                        s/ James R. Ray_____________
                                          By its President



ATTEST                                   TOP DRILLING



__________________                        /s/ John P. Cook_____________
                                          By its President

                                  BILL OF SALE



     This Bill of Sale made as of the 31st day of July, 1995; by and between Top Drilling Inc., a Nevada corporation, hereinafter "Seller" with offices at Smithville, West Virginia and Hughes Resources, Inc., a Nevada corporation, with offices at 8283 N. Hayden, Scottsdale, Az. 85258, hereinafter "Buyer".

     Seller  and  Buyer   acknowledge   that   there  is  good  and   sufficient
consideration for Seller to sell and for Buyer to buy. Seller sells and transfers possession of the following personal property.

     The personal property and appurtenant equipment set forth on Exhibit "A" attached hereto and made a part hereof as though set forth verbatim herein.

     The Seller Warrants that it owns this personal property and that it has the authority to sell the personal property to the buyer.

     Seller, also, warrants that the property is sold free and clear of all liens, indebtedness, liabilities, except those set forth below: None

     The Seller, further, warrants that the personal property being sold is in good working condition as of this date.

Signed and Delivered to the Buyer on the above date.

                                         Seller:



                                        s/ John P. Cook_______________
                                        by its President

                                        Buyer:
                                        Hughes Resources, Inc.



                                        s/ James R. Ray________________
                                        by its President

                               AFFIDAVIT OF TITLE

     This Affidavit of Title is made on July 31, 1995 between Top Drilling Inc, Seller of Smithville, West Virginia, State of West Virginia, for Hughes Resources, Inc., Buyer of 8283 N. Hayden Road, Scottsdale, Az.

     1. Seller certifies that it is now in possession of and is the the absolute owner of the following property:

                           As set forth in Exhibit "A"

     2. Seller also states that its possession has been undisputed and that Seller knows of no fact or reason that may prevent transfer of this property to the Buyer.

     3. Seller also states that no liens, debts, or lawsuits exist regarding this property, except the following:

                                      None

     4. Seller finally states that it has full power to transfer full title to this property to the Buyer.



s/ John P. Cook______________
(Signature of Seller)

by: Top Drilling Corporation

State of Ohio
County of Washington

     On the 1st day of August, 1995, John P. Cook personally came before me and, being duly sworn, did state that he is the person described in the above document and that he signed the above document in my presence.



s/ David C. Zoller_____________                DAVID C. ZOLLER, Notary Public
                          In and For The State of Ohio
Notary Public, for the County of Washington    My Commission Expires 6-17-1999
State of Ohio
July 10, 1995



Mr. Warren R. Haught
P.O. Box 2
Smithville, WV  26178

Dear Mr. Haught:

     This letter agreement is being written to accompany the contract signed between Hughes Resources, Inc., Top Drilling Corp., and HAH Petroleum, Inc.

     Hughes Resources, Inc. agrees to a best efforts schedule on the call of the $3,000,000.00 of Class D preferred stock in the following manner.

         1.  August 31, 1995                $1,000,000.00

         2.  October 31, 1995               $1,000,000.00

         3.  January 31, 1996               $1,000,000.00

                                            ------------

                           Total            $3,000,000.00

     If the corporation is successful in placing the warrant program and if the drilling contract is consummated, this schedule can and will bne accelerated. We will make every effort to have the entire amount paid by January 31, 1996. If we are completely unsuccessful then the conversion privilege will allow you or your assigns to take control of the corporation and all the assets in the corporation at the end of one year.

     HRI will not convey any of the assets acquired from TOP Drilling Corp. of HAH Petroleum Inc. until three million dollars ($3,000,000) is paid to the holders of the preferred stock.

     While this class D preferred stick is outstanding a dividend of four percent (4%) will be paid monthly on a pro rata basis.

     One seat on the Board of Directors will be made available to you or your designated person. It ia understood that you will be the President if the Oil and Gas Division of HURI, for at least one year period at an annual salary of $60,000.00 plus bonus. It is also understood that a person to learn the intricacies of the business will be hired as soon as possible to handle the day to day activities. You will not be responsible for the accounting and administration as that will be done in the Arizona Office.

     As part of being President of the Oil and Gas division you will be supervising the oil and gas production in Louisiana, and the utilization/ and or disposition of the refinery also located in Louisiana.



_/s/ Warren R. Haught________________     _/s/ James R. Ray __________________
Warren R. Haught                               James R. Ray

                                              HUGHES RESOURCES, INC.

- ------------------------------------------------------------------------------


August 5, 1996(Sic)



Mr. Warren Haught, President
Energy Division
Box 14H
Smithville, W.Va.

Dear Warren:

This letter is being written to put our last agreement in writing.

     Basically this agreement, which was verbal, said that the funds earned in excess of normal expenses in your division would be retained by you for use in workover projects, repairs on equipment, and expenditures to complete projects underway when Hughes Resources, Inc. acquired the assets of TOP Drilling and HAH, Inc.

     We will be checking on the expenditures from time to time and will be asking for reports on progress.

     Thank you for your confidence in us and we will try to build a corporation of which we can all be proud.

Sincerely,

/s/ James R. Ray

James R. Ray
President

- ------------------------------------------------------------------------------

     8283 North Hayden Road, Suite 128 o Scottsdale, Arizona 85258 o (602) 905-1320 o Fax (602) 9005-1427

December 25, 1995



James R. Ray, President
Hughes Resources, Inc.
8283 N. Hayden Suite 128
Scottsdale, Az  85258

Dear Mr. Ray:

     We understand that the refinancing of the wood and oil and gas projects has become somewhat extended in time. Therefore we are waiving the provision of our comtract that calls for payment on January 31, 1996 and the provision that allows for control of the corporation to revert to us at the end of one year from the date of the contract.

     We inderstand that we will be paid from the proceeds of the financing when obtained.

thank you for your help.

Sincerely,

/s/ Robin J. Cook

Robin J. Cook

/s/ John P. Cook

John P. Cook